EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-25845, 333-88100, 333-91252, 333-113688 and 333-137499) of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedule of CARBO Ceramics Inc., CARBO Ceramics Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CARBO Ceramics Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
New Orleans, Louisiana
February 27, 2007